EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of KongZhong Corporation on Form S-8 of our report dated March 28, 2005 (except for Note 16 dated May 24, 2005), relating to the financial statements of KongZhong Corporation as of December 31, 2002, 2003 and 2004 and for the period from May 6, 2002 to December 31, 2002 and the years ended December 31, 2003 and 2004, appearing in the annual report of KongZhong Corporation on Form 20-F.

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Hong Kong
March 6, 2006